Exhibit (h)(4)

Exhibit A

Portfolios of the Fund

Large Cap Index Master Portfolio

Total International ex U.S. Index Master Portfolio

Updated: July 1, 2019

Amended: October 30, 2019

Amended: March 2, 2020